Function(x) to Begin Trading Over-the-Counter

NEW YORK, NY- (Marketwire - June 21, 2017) - Function(x) Inc. (NASDAQ : FNCX ) (the “Company”) today announced that it has determined to accept the Nasdaq Listing Qualifications Staff’s determination to delist the Company’s securities from Nasdaq. As a result, trading in the Company’s common stock will be suspended on Nasdaq effective with the open of business on Thursday, June 22, 2017, and the Company will be formally delisted from Nasdaq following Nasdaq’s filing of the requisite Form 25 with the Securities and Exchange Commission (the “SEC”), which will serve to complete the delisting process.

Immediately following the suspension of trading on Nasdaq, the Company expects its common stock to be quoted on the OTC Pink market electronic quotation service operated by OTC Markets Group Inc. The Company’s common stock will continue to trade under the symbol FNCX. For quotes or additional information on the OTC Pink market, please visit http:// www.otcmarkets.com.

For complete details please see the Form 8-K the Company filed this same date.

Robert F X Sillerman, Executive Chairman and CEO commented “The Company came to the conclusion that the overhang of uncertainty and the continuing expense related to these issues were an unnecessary cost and distraction as we execute on our vision. Nothing has changed in our stated goals to become the preeminent digital media/publisher. We intend to file our 10-Q in the near term, and follow all necessary steps to both be a responsible and productive public company and accelerate our growth trajectory.”